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                                                                    EXHIBIT 23.2

            [LETTERHEAD OF MINERAL RESOURCES DEVELOPMENT INC. USA]

February 10, 1998


Amax Gold Inc.
9100 E. Mineral Circle
Englewood, CO 80012


                       RE: FORT KNOX MINE RESERVE UPDATE

Ladies and Gentlemen:

We hereby authorize the reference to the Fort Knox Mine, Fairbanks, Alaska, 1997 Reserve Update, dated February 1998, prepared for Fairbanks Gold Mining, Inc., by Mineral Resources Development Inc., in the Annual Report on Form 10-K of Amax Gold Inc., to be filed with the United States Securities and Exchange Commission.

We also confirm that we have read the descriptions of the Fort Knox Mine ore reserves as contained in the Annual Report on Form 10-K and have no reason to believe that there is any misrepresentation in the information contained herein that is derived from our report or known to us as a result of services we performed in connection with the preparation of such reports.


Sincerely,
MINERAL RESOURCES DEVELOPMENT INC.

   /s/ David C. Laing
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By:    David C. Laing
Title: President, MRDI USA